EXHIBIT 4.1(b)

                     Agreement of Amendment and Modification


         Agreement of Amendment and Modification made as of September 29, 1998, by and among ObjectSoft Corporation, a Delaware corporation (the "Company"), Avalon Capital, Inc., Austost Anstalt Schaan, Balmore Funds, S.A. (collectively referred to as the "Investors"), Settondown Capital International, Ltd. (the "Placement Agent"), and Goldstein, Goldstein & Reis, LLP (the "Escrow Agent").

         Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Private Equity Line of Credit Agreement dated as of May 13, 1998 by and among the Company, Investors and the Placement Agent (the "Equity Line Agreement").


                                   Witnesseth:

         WHEREAS, the Company and the Investors executed the Equity Line Agreement pursuant to which the Investors (i) purchased an aggregate of $900,000 principal amount of Common Stock of the Company on the Subscription Date, (ii) agreed to purchase up to an aggregate of $1,200,000 aggregate principal amount of Preferred Stock of the Company in two separate tranches, and (iii) subject to conditions contained therein, agreed to purchase an aggregate value of $5,000,000 in Put Shares;

         WHEREAS, the Company, the Investors and the Placement Agent entered into a Registration Rights Agreement dated as of May 13, 1998 (the "Registration Rights Agreement");

         WHEREAS, the Company, the Investors, the Placement Agent, and the Escrow Agent, entered into a Escrow Agreement dated as of May 13, 1998 (the "Escrow Agreement", and together with the Equity Line Agreement and the Registration Rights Agreement are hereinafter referred to as the "Transaction Agreements"); and

         WHEREAS, the Company, the Investors and the Placement Agent wish to amend the Equity Line Agreement and the Registration Rights Agreement, and the Company, the Investors, the Placement Agent, and the Escrow Agent wish to amend the Escrow Agreement.

         Now, therefore, in consideration of the mutual covenants, conditions and promises contained herein, the parties agrees as follows:

 1. Sections 1.16, 1.39, and 1.43 of the Equity Line Agreement are hereby deleted.

 2. Section 1.41 of the Equity Line Agreement is hereby deleted and replaced with the following:

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            "Section  1.41 "Reset  Price" shall mean eighty (80%) percent of the
Bid Price on the Trading Day immediately preceding the Effective Date."

 3. Section 1.35 of the Equity Line Agreement is hereby amended to delete any reference to Repricing Shares.

 4. All references in the Transaction Documents to the Repricing Shares is hereby deleted.

 5. Section 2.8 (c) of the Equity Line Agreement is hereby deleted.

 6. Sections 2.9 (a), (b), and (c) of the Equity Line Agreement is hereby deleted and replaced with the following:

            "Section 2.9 Repricing. Within five trading days after the Effective Date the Company agrees to pay to the Investors and the Placement Agent in cash the dollar amount equal to the product of (x) that number of additional shares of Common Stock (if any) resulting from the deficiency between that number of Initial Shares (including those issued to the Placement Agent) which would have been issued had the Reset Price been utilized as the Purchase Price for the Initial Shares, and the Initial Shares (including those issued to the Placement Agent) actually issued on the Subscription Date multiplied by (y) the average of the Reset Price and the Bid Price on the trading Day immediately preceding the Effective Date."

 7. The following portions of Section 2.11 of the Equity Line Agreement are hereby deleted and replaced with the following:

            "Section 2.11 Preferred Stock. The Company agrees to sell and the Investors agree to purchase up to an aggregate principal amount of One Million Two Hundred Thousand ($1,200,000) Dollars principal amount of Preferred Stock in two separate tranches as set forth in (a) and (b) below. The number of shares of Common Stock issuable upon conversion of the Preferred Stock shall be determined by dividing $1,200,000 by the conversion formula contained in the Certificate of Designation."

                  "(a) First Tranche. The Investors shall purchase (pro rata) an aggregate principal amount of Nine Hundred Thousand ($900,000) Dollars (the "First Tranche Investment Amount") principal amount of Preferred Stock, on the fifth trading day following the effective date of a Registration Statement covering the Underlying Shares, upon the satisfaction of the following conditions:"

                  "(ii) delivery into escrow by the Company of an aggregate principal amount of Nine Hundred Thousand ($900,000) Dollars of original Preferred Stock, as more fully set forth in the Escrow Agreement attached hereto as Exhibit F;"

                  "(v)   the   Investors shall  have received written proof that
       the Registration

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       Statement (which includes all Underlying Shares) has become effective and is effective during the three Trading Days immediately prior to the Closing Date for the first tranche, and (A) neither the Company nor any of the Investors shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and the Investors are reasonably satisfied that the SEC no longer is considering or intends to take such action), and (B) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist;"

                  "(b) Second Tranche. The Investors shall purchase (pro rata) an aggregate principal amount of Three Hundred Thousand ($300,000) Dollars (the "Second Tranche Investment Amount") principal amount of Preferred Stock, on the thirtieth (30th) day following the effective date of a Registration Statement covering the Underlying Shares, upon the satisfaction of the following conditions:"

                  "(ii) delivery into escrow by the Company of an aggregate principal amount of Three Hundred Thousand ($300,000) Dollars of original Preferred Stock, as more fully set forth in the Escrow Agreement attached hereto as Exhibit F;"

                  "(v) the Investors shall have received written proof that the Registration Statement (which includes all Underlying Shares) has previously become effective and remains effective for at least 30 days and is effective during the three Trading Days immediately prior to the Closing Date for the second tranche, and (A) neither the Company nor any of the Investors shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and the Investors are reasonably satisfied that the SEC no longer is considering or intends to take such action), and (B) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist;"

 8. The last paragraph of Section 2.11 of the Equity Line Agreement is hereby deleted and replaced by the following:

            "(c) In no event shall the Investors be obligated to purchase any shares of Preferred Stock if a Registration Statement including the Underlying Shares, is not declared effective prior to eighteen (18) months after the Subscription Date. Notwithstanding Sections 2.11 (a) and
       (b) herein, the Company may, at its option, terminate the second tranche as set forth in Section 2.11 (b), by giving written notice to the Placement Agent and each of the Investors at any time prior to twenty five (25) days after the effective date of a Registration Statement covering the Underlying Shares. The Preferred Stock shall be convertible pursuant to the terms and conditions of the Certificate of Designation."

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 9. The Transaction Documents shall be modified throughout to reflect that there is not a "first tranche" and "second tranche", but rather a "Closing for the Preferred Stock", and that there is not a First and Second Repricing Date, but rather one "Repricing Date."

 10. The Company shall not be obligated to include the Put Shares in the Registration Statement, but the Put Shares must be included in a registration statement that has been declared effective by the SEC prior to the Company serving a Put, and the conditions contained in Section 7.2 of the Equity Line Agreement shall remain in full force and effect.

 11. The remaining Articles of the Escrow Agreement, and the remaining Sections of the Equity Line Agreement and Registration Rights Agreement are hereby renumbered sequentially to reflect the aforementioned deletions.

12. The Company agrees tp pay the Repricing Payment to the Investors, out of the net proceeds of the first tranche of the Preferred Stock. The Escrow Agreement shall be amended to reflect that the Company agrees to send to the Escrow Agent a Net Letter instructing the Escrow Agent to disburse to the Investors pro rata, out of the net proceeds of the first tranche of Preferred Stock held in escrow by the Escrow Agent, the Repricing Payment period.

13. Section 13.7 of the Equity Line Agreement shall be amended to reflect that Goldstein, Goldstein & Reis, LLP. is to receive $9,000 out of the proceeds of the first tranche of Preferred Stock.

14. The deleted sections and articles of the Escrow Agreement, Equity Line Agreement and Registration Rights Agreement shall be titled "Intentionally Omitted."

15. Except for the provisions of this Agreement of Amendment and Modification, all of the terms, conditions, and covenants of the Transaction Agreements (including all Exhibits annexed thereto) shall remain in full force and effect.

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                  IN WITNESS  WHEREOF,  the parties  hereto have  executed  this
Agreement of Amendment and Modification as of the date first set forth above.

OBJECTSOFT CORPORATION


By /s/ David E.Y. Syrna

                                           SETTONDOWN CAPITAL INTER-
                                           NATIONAL LTD.
                                           Placement Agent

                                           By /s/ Anthony L.M. Inder Riden
                                              ------------------------------

                                           AVALON CAPITAL, INC.
                                           Investor

                                           By /s/ Wayne Coleson
                                              ----------------------

                                           AUSTOST ANSTALT SCHAAN
                                           Investor

                                           By /s/ Thomas Hackl
                                              ----------------------

                                           BALMORE FUNDS S.A.
                                           Investor

                                           By /s/ Francois Morax
                                              -----------------------

                                           GOLDSTEIN, GOLDSTEIN & REIS, LLP,
                                           Escrow Agent

                                           By /s/  Scott H. Goldstein
                                              -----------------------
                                                   Scott H. Goldstein